SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12



                              IES INDUSTRIES INC.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per  Exchange  Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
- -------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
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(3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated  and state how it was determined):
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(4)      Proposed maximum aggregate value of transaction:
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(5)      Total fee paid:
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[ ]      Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         $453,367
- -------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         PRELIMINARY PROXY MATERIALS of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY and JOINT PROXY STATEMENT of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY AND PROSPECTUS of WPL HOLDINGS, INC. and INTERSTATE POWER COMPANY, ALL ON FORM S-4 FILE NO. 333-07931
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(3)      Filing Party:

         IES INDUSTRIES INC, WPL HOLDINGS, INC and INTERSTATE POWER COMPANY
- -------------------------------------------------------------------------------

(4)      Date Filed:
         JANUARY 18, 1996 and JULY 11, 1996
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                  SCRIPT FOR ANALYST COMMUNITY CONFERENCE CALL

LEE LIU

Thank you operator. Good morning, everyone. Thank you for joining us today. I'm Lee Liu, Chairman, Chief Executive Officer and President of IES Industries. With me here today in Cedar Rapids are Erroll Davis, President and Chief Executive Officer of WPL Holdings, and Mike Chase, Executive Vice President of Interstate Power Company.

We'll keep our remarks this morning brief so that we can devote most of our time to answering any questions you may have.

I assume by now that you have all seen our press release this morning and therefore know that all three companies have agreed to revised terms to the merger agreement that will form Interstate Energy.

Under the revised  terms,  each share of IES common stock will be converted into
1.14 shares of Interstate Energy common stock. Based on the price of WPLH common stock as of the close of market Thursday, August 15, 1996, each share of IES common stock is valued at $36.20 per share under the new terms. This is an increase of approximately $4 per share, or about $123 million of additional value for IES shareholders. In addition, it is anticipated that, based on WPLH's current dividend rate, IES shareholders of common stock will receive an initial annual cash dividend from Interstate Energy of at least $2.25 for each IES share now held.

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Under the revised terms, IES  shareholders  will now own about 45% of Interstate
Energy, up from approximately 42% under the previous terms. Under the new terms, WPLH shareholders will own approximately 41% and Interstate shareholders will own approximately 14%.

As part of our analysis of the MidAmerican proposal and our decision to recommit to the Interstate Energy transaction, we looked again at strategic fit. In the 3-way transaction, we have an excellent strategic fit. We have three companies with shared strategic visions and low-cost operating strategies. Importantly, Interstate Energy will be a powerful regional company in the emerging dynamic new environment of energy generation and distribution. The ability to market electricity from our efficient, low-cost power plants to attractive higher-growth areas in neighboring states--and the financial resources to pursue these opportunities--will catapult Interstate Energy into new markets.

In Interstate Energy, three strong companies are coming together. We will be stronger competitively because we will be a lower cost power producer, and we will be stronger financially based on the credit rating of the three companies. We have strong growth prospects, which provide a basis for an expectation of increased dividends in the future.



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At the same time,  Interstate Energy will have a significant  positive impact on
Iowa. It will be 60% Iowa owned. Both the Energy Delivery headquarters and the unregulated business units will be in Cedar Rapids. This will significantly increase the business activities in Iowa communities.

IES has committed to a 3-year rate freeze throughout Iowa, so our customers here are protected from sudden increases. MidAmerican is in the midst of a rate case as a stand-alone business. Importantly, the Office of Consumer Advocate in Iowa has filed a petition against MidAmerican's rate proposal and is seeking a reduction in MidAmerican's current rates by $100 million.

The combination of our three companies results in a business with a stronger balance sheet. In our transaction there is no need to liquidate assets to finance the merger.

This is an appropriate point from which to begin an analysis of the MidAmerican proposal and the reasons why the IES Board unanimously rejected it.

While MidAmerican has publicly represented that its transaction is worth $39 per share, we think its real value is substantially less. To pay for their deal, they may significantly increase leverage. If the cash portion of their deal is fully exercised, MidAmerican would have $500 million of additional cash requirements--$500 million of new debt. The have indicated that they would be selling off significant assets to pay down this debt.

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Several  other  elements  make  us  discount  the  purported  MidAmerican  value significantly.

First, we look at the recent performance of MidAmerican stock.

Then, we can look at the tax consequences for most of our shareholders who might exercise the cash option of their offer.

Then we can look at the fact that even with the most rapid regulatory approval process for the MidAmerican transaction--a scenario we think unlikely--the MidAmerican transaction could take substantially longer to complete than the Interstate Energy transaction. We have made significant progress on the way to regulatory approval of our transaction.

Taken together, these facts lead us to believe their transaction has a value significantly below the $39 per share value they advertise.

Another element contributing to a discount in value of the MidAmerican deal: In a previous MidAmerican transaction, shareholders were disappointed that MidAmerican's dividend had to be cut subsequent to completion of the transaction. Given the amount

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of additional  debt  MidAmerican  may incur in this  transaction--and  its track record--we question MidAmerican's ability to sustain its dividend under the proposed deal structure.

An important component of the increased value recognized in the improved terms of the Interstate Energy merger is the continuing increase in the value of our investment in McLoed, the highly successful, growing provider of telephony services in the upper Midwest region, and the outlook for that company. Our initial investment of approximately $10 million is now worth approximately $275 million. We observe with interest an analyst report from Salomon Brothers published July 19th included a "buy" rating with a 12-month target price of $40 per share. While no one here will be foolish enough to project what the market will do, if that came to pass, based on our 10 million share position in McLoed, that would represent an additional $140 million gain for IES.

As for synergies, we have projected synergy cost savings, based on what we are comfortable are very conservative projections, of $749 million over a ten-year period. Over the same period, MidAmerican projects $500 million in cost savings. Frankly, we believe MidAmerican has taken an extremely aggressive approach in calculating that synergy value. We're skeptical of their approach. We believe the synergy value they project is too high.



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It's important to keep in mind, too, in looking at synergy  values,  that in the
Interstate. Energy transaction, IES shareholders and customers will have a participation in approximately 45% of $749 million in cost savings. In the MidAmerican deal, on the other hand, if you assume full exercise of the cash option, IES shareholders and customers would have a participation of only 29% of $500 million in cost savings.

Before concluding let me say that in addition to the compelling strategic fit, there is a good cultural fit among the three companies. Transition teams from the three companies already have a considerable head start in planning for the integration of operations.

In sum, we have a merger that is a win-win-win. There is attractive immediate and long-term value for shareholders, there are significant benefits for the entire region, and the transaction is nearly completed. The MidAmerican proposal is simply inferior in all respects.

And now let me turn it over to Erroll Davis, who will become President and Chief Executive Officer of Interstate Energy.

ERROLL DAVIS Thank you, Lee.


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There  is  an  inexorable   trend  in  the  utility  industry  toward  strategic
combinations which will create opportunities for expanded marketing of energy products and services. There is also a growing tendency to see a blurring of state boundaries as regional economies take shape.

We see this as a new age of opportunity in which Interstate Energy can both grow itself and contribute significantly to overall regional growth. The value of this transaction for our shareowners, our customers and our employees is even stronger now than when we announced the merger nine months ago. This is reflected in the new exchange ratio.

Lee Liu, Wayne Stoppelmoor and I are committed to preserving this exciting opportunity for the benefit of all of our respective shareholders. I know my vision of the future and Lee's vision of the future is shared by our colleagues at Interstate Power.

Let me turn it over to Mike.

MIKE CHASE

Thanks, Erroll. Iowa has a long tradition of embracing new markets for the products and services of our highly educated and motivated citizenry. The notion of some sort of fortress Iowa, as MidAmerican has trumpeted, is just plain wrong for the operating environment facing us today--and tomorrow.


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When we export our  products  to other  states  and  countries,  we enhance  our economic position and create good jobs at home. Iowans and Iowa regulators understand this fact and, we believe, will see our vision as forward looking and our transaction as superior. We are eager to move forward to complete this transaction.

Lee?

LEE LIU

Thank you Erroll and Wayne. And now, we'd be happy to respond to your questions. Operator?
Q&A
**************************
I want to thank everyone for joining us today. We look forward to speaking with you more over the coming weeks about the compelling merits of this transaction.

Good-bye.
[RESERVE ANY FURTHER COMMENTS UNTIL YOU ARE CERTAIN THE CALL HAS DISCONNECTED]

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